As filed with the Securities and Exchange Commission on July 15, 2022
Registration Nos. 333-263277 and 333-257092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SoFi Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6199	98-1547291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

234 1st Street
San Francisco, California 94105
(855) 456-7634
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christopher Lapointe
Chief Financial Officer
SoFi Technologies, Inc.
234 1st Street
San Francisco, California 94105
(855) 456-7634
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Benjamin K. Marsh, Esq. Lauren Visek, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Robert Lavet General Counsel and Secretary SoFi Technologies, Inc. 234 1st Street San Francisco, California 94105 (855) 456-7634

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Pursuant to Rule 429 under the Securities Act, as further described below under the heading “Explanatory Note,” the prospectus contained in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment”) is being filed as a combined prospectus in connection with (a) Registration Statement on Form S-1 (File No. 333-257092) declared effective by the Securities and Exchange Commission (the “SEC”) on June 24, 2021, as amended and (b) Registration Statement on Form S-1 (File No. 333-263277) declared effective by the SEC on March 15, 2022. Accordingly, upon effectiveness, this Post-Effective Amendment will also constitute a post-effective amendment to the Registration Statements referenced in clauses (a) and (b) of the preceding sentence and such post-effective amendments will become effective concurrently with the effectiveness of this Post-Effective Amendment in accordance with Section 8(c) of the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On March 4, 2022, SoFi Technologies, Inc. (“SoFi”) filed a Registration Statement on Form S-1 (File No. 333-257092), which was declared effective on March 15, 2022 (the “March Registration Statement”). The March Registration Statement contained a combined prospectus under Rule 429 covering (a) securities previously registered under a Registration Statement on Form S-1 (File No. 333-257092), as amended, which was declared effective on June 24, 2021 (the “June Registration Statement” together with the March Registration Statement, the “Prior Registration Statements”) including (i) the resale of 196,764,522 shares of common stock issued in connection with the Merger (as defined in the prospectus included within this Post-Effective Amendment) by certain of the selling securityholders, (ii) the resale of 80,580,901 shares of common stock issued in the PIPE Investment (as defined in the prospectus included within this Post-Effective Amendment) by certain of the selling securityholders, (iii) the resale of 3,234,000 shares of Series 1 preferred stock issued in connection with the Merger by certain of the selling securityholders, (iv) the issuance by us and resale of 19,634,712 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, (v) the issuance by us and resale of 28,389,055 shares of common stock reserved for issuance upon the settlement of restricted stock units, (vi) the resale of 7,231,120 shares of common stock issued for exercised options, (vii) the resale of 20,917,648 shares of common stock issued for settled restricted stock units, (viii) the resale of 12,170,990 warrants to purchase shares of common stock issued in exchange for warrants of Social Finance to purchase Series H preferred stock of Social Finance in connection with the Merger, (ix) the issuance by us of up to 12,170,990 shares of common stock upon the exercise of outstanding warrants, and (x) the resale of 11,027,668 shares of common stock issued from the exercise of previously outstanding warrants and (b) the resale of shares registered under the March Registration Statement, including (i) 182,912 shares of common stock issued in connection with SoFi’s transactions with 8 Limited and (ii) 82,454,180 shares of common stock issued or reserved for issuance in connection with the acquisition of Technisys S.A.
This Post-Effective Amendment does not register any additional securities and relates solely to securities registered previously. This Post-Effective Amendment is being filed to (i) convert each of the Prior Registration Statements into a registration statement on Form S-3 and (ii) to update certain information regarding the securities being offered pursuant to the prospectus contained herein. All filing fees payable in connection with the registration of the securities were previously paid in connection with the original filing of each of the March Registration Statement and the June Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 15, 2022
PROSPECTUS FOR
447,182,718 SHARES OF COMMON STOCK
3,234,000 SHARES OF SERIES 1 PREFERRED STOCK
12,170,990 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
12,170,990 SHARES OF COMMON STOCK UNDERLYING WARRANTS OF
SOFI TECHNOLOGIES, INC.
This prospectus relates to (i) the resale of 196,764,522 shares of common stock, par value $0.0001 per share (the “common stock”) issued in connection with the Merger (as defined below) by certain of the selling securityholders, (ii) the resale of 80,580,901 shares of common stock issued in the PIPE Investment (as defined below) by certain of the selling securityholders, (iii) the resale of 3,234,000 shares of Series 1 preferred stock (the “Series 1 preferred stock”) issued in connection with the Merger by certain of the selling securityholders, (iv) the issuance by us and resale of 19,634,712 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, (v) the issuance by us and resale of 28,389,055 shares of common stock reserved for issuance upon the settlement of restricted stock units, (vi) the resale of 7,231,120 shares of common stock issued for exercised options, (vii) the resale of 20,917,648 shares of common stock issued for settled restricted stock units, (viii) the resale of 12,170,990 warrants to purchase shares of common stock issued in exchange for warrants of Social Finance (as defined below) to purchase Series H preferred stock of Social Finance in connection with the Merger (the “warrants”), (ix) the issuance by us of up to 12,170,990 shares of common stock upon the exercise of outstanding warrants and (x) the resale of 11,027,668 shares of common stock issued from the exercise of previously outstanding warrants. This prospectus also relates to the resale of (i) 182,912 shares of common stock issued in connection with our previous 8 Limited transactions and (ii) 82,454,180 shares of common stock issued or reserved for issuance in connection with our recent acquisition of Technisys S.A. We collectively refer to the selling securityholders covered by this prospectus as the “Selling Securityholders”. We will receive the proceeds from any exercise of the warrants for cash and outstanding stock options, but not from the resale of any of the securities to which this prospectus relates by the Selling Securityholders.
On May 28, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021 (the “Merger Agreement”), by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company (“SCH”), Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SCH (“Merger Sub”), and Social Finance, Inc., a Delaware corporation (“Social Finance”). As contemplated by the Merger Agreement, SCH was domesticated as a Delaware corporation and changed its name to “SoFi Technologies, Inc.” (the “Domestication”). Following the Domestication, Merger Sub merged with and into Social Finance, the separate corporate existence of Merger Sub ceased and Social Finance survived as a wholly owned subsidiary of SoFi Technologies, Inc. (“SoFi”) (the “Merger” and, together with the Domestication, the “Business Combination”).
The Selling Securityholders may offer, sell, distribute or otherwise dispose all or a portion of the shares of common stock covered by this prospectus publicly or through private transactions at prevailing market prices or at negotiated prices or as distributions in kind to their members, partners or stockholders pursuant to the registration statements of which this prospectus is a part by delivering a prospectus with a plan of distribution. We provide more information about how the Selling Securityholders may sell or otherwise dispose of the securities in the section entitled “Plan of Distribution.” The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.
Our common stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “SOFI”. On July 15, 2022, the closing sale price of our common stock as reported by Nasdaq was $6.29.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise dispose of the securities described in this prospectus. We will not receive any proceeds from the sale or other disposition by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of stock options and warrants, and the settlement of restricted stock units. We will receive proceeds from any exercise of the warrants and stock options for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus, any applicable prospectus supplement or post-effective amendment to the registration statement and any related free writing prospectus together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation by Reference.”
Unless the context indicates otherwise, references in this prospectus to the “company”, “SoFi Technologies”, “SoFi”, “we”, “us”, “our” and similar terms refer to SoFi Technologies, Inc. (f/k/a Social Capital Hedosophia Holdings Corp. V) and its consolidated subsidiaries. References to “SCH” refer to our predecessor company prior to the consummation of the Business Combination (the “Closing”, and the date of the consummation of the Business Combination, the “Closing Date”). References to “Social Finance” refer to Social Finance, Inc. prior to the Closing.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation by Reference.”
This document contains or incorporates by reference documents containing references to trademarks, service marks and trade names owned by us or belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this document may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor will not assert, to the fullest extent under applicable law, our or its rights to these trademarks, service marks and trade names. SoFi Technologies does not intend its use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of it by, any other companies. All trademarks, service marks and trade names included in this document are the property of their respective owners.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“Amended and Restated Series H Preferred Stock Warrant Agreement” are to the Amended and Restated Series H Preferred Stock Warrant Agreements, entered into at Closing between SoFi Technologies and each holder of the warrants;
•“Atom Merger Sub” are to Atom Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of SoFi Technologies;
•“Atom New Delaware” are to Atom New Delaware, Inc., a Delaware corporation and now the direct parent of Technisys;
•“Bank Merger” are to our acquisition of all of the outstanding equity interests in Golden Pacific and its wholly-owned subsidiary, Golden Pacific Bank;
•“Business Combination” are to the Domestication together with the Merger;
•“Bylaws” are to the bylaws of SoFi Technologies;
•“Cayman Constitutional Documents” are to SCH’s Amended and Restated Memorandum and Articles of Association;
•“Certificate of Incorporation” are to the certificate of incorporation of SoFi Technologies;
•“CFPs” are to our free Certified Financial Planners;
•“Closing” are to the closing of the Business Combination;
•“company”, “we”, “us” and “our” are to SoFi Technologies, Inc.;
•“common stock” are to shares of SoFi Technologies common stock, par value $0.0001 per share;
•“Continental” are to Continental Stock Transfer & Trust Company;
•“COVID-19” are to the ongoing coronavirus pandemic;
•“DGCL” are to the General Corporation Law of the State of Delaware, as amended;
•“Domestication” are to the domestication of SCH as a corporation incorporated in the State of Delaware;
•“Exchange Act” are to the Securities Exchange act of 1934, as amended;
•“Financial Services Productivity Loop” are to a virtuous cycle generated by our integrated financial services platform whereby positive member experiences with our products can lead to members using more of our products, resulting in higher revenue per member without incurring additional member acquisition costs;
•“FINRA” are to the Financial Industry Regulatory Authority, Inc.;
•“founder shares” are to the SCH Class B ordinary shares purchased by the Sponsor in a private placement prior to the SCH initial public offering;
•“Galileo” are to Galileo Financial Technologies, LLC, a provider of technology platform services to financial and non-financial institutions and a wholly-owned subsidiary of SoFi Technologies;
•“Investment Company Act” are to the Investment Company Act of 1940, as amended;
•“IPO” are to initial public offering;
•“LIBOR” are to the London Inter-Bank Offered Rate;
•“Member” is defined as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service;
•“Merger” are to the merger of Merger Sub with and into Social Finance, with Social Finance surviving the merger as a wholly-owned subsidiary of SoFi Technologies;

•“Merger Agreement” are to Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021, by and among SCH, Merger Sub and Social Finance;
•“Merger Sub” are to Plutus Merger Sub Inc., a Delaware corporation and former subsidiary of SCH;
•“Nasdaq” are to the Nasdaq Global Select Market;
•“ordinary shares” are to the SCH Class A ordinary shares and the SCH Class B ordinary shares, collectively;
•“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“PIPE Investment” are to the purchase of shares of SoFi Technologies common stock pursuant to the Subscription Agreements;
•“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;
•“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the organizational documents of SoFi Technologies;
•“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement, dated as of May 28, 2021, by and among SoFi Technologies, Sponsor, certain former stockholders of Social Finance, as set forth on Schedule 1 thereto, Jay Parikh, Jennifer Dulski and the parties set forth on Schedule 2 thereto;
•“RSUs” are to restricted stock units;
•“SCH” are to Social Capital Hedosophia Holdings Corp. V, prior to the Domestication;
•“SCH Class A ordinary shares” are to SCH’s Class A ordinary shares, par value $0.0001 per share;
•“SCH Class B ordinary shares” are to SCH’s Class B ordinary shares, par value $0.0001 per share;
•“SCH initial public offering” are to SCH’s initial public offering that was consummated on October 14, 2020;
•“SEC” are to the United States Securities and Exchange Commission;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Selling Securityholders” are to the selling securityholders covered by this prospectus;
•“Series 1 Agreement” are to the Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of January 7, 2021, with the Series 1 Holders and SCH;
•“Series 1 preferred stock” are to the shares of SoFi Technologies’ Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0000025 per share;
•“Series 1 Registration Rights Agreement” are to the Registration Rights Agreement, dated as of May 28, 2021, by and among SoFi Technologies and certain former stockholders of Social Finance, as set forth on Schedule 1 thereto;
•“Series 1 Holders” are to holders of the SoFi Technologies Series 1 Preferred Stock;
•“Shareholders’ Agreement” are to that certain Shareholders’ Agreement, dated as of May 28, 2021, by and among SoFi Technologies, Sponsor and the parties identified on the signature pages thereto;
•“Social Finance” refers to Social Finance, Inc., a Delaware corporation;
•“Social Finance RSUs” are to restricted stock units based on shares of Social Finance common stock;
•“Social Finance common stock” are to shares of Social Finance voting common stock, par value $0.0000025 per share;
•“Social Finance Options” are to options to purchase shares of Social Finance common stock;
•“Social Finance Series H Preferred Stock” are to shares of Social Finance Series H Preferred Stock (which are no longer outstanding);

•“SoFi Bank” are to Golden Pacific Bank, which was renamed SoFi Bank, National Association following the closing of the Bank Merger.
•“SoFi Technologies” are to SCH after the Domestication and its name change from Social Capital Hedosophia Corp. V;
•“SoFi Technologies common stock” are to shares of SoFi Technologies voting common stock, par value $0.0001 per share;
•“Sponsor” are to SCH Sponsor V LLC, a Cayman Islands limited liability company;
•“Sponsor Related PIPE Investors” are to a PIPE Investor that are existing directors, officers or equity holders of the Sponsor and its affiliates (together with their permitted transferees);
•“Sponsor Support Agreement” are to that certain Support Agreement, dated January 7, 2021, by and among the Sponsor, SCH, each director of SCH and Social Finance, as amended and modified from time to time;
•“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment was consummated;
•“Technisys” are to Technisys S.à r.l. (formerly known as Technisys S.A.), a cloud-native digital and core banking platform and a wholly-owned subsidiary of SoFi Technologies;
•“Technisys Merger” are to the acquisition of Technisys by SoFi Technologies through the merger of Atom Merger Sub with and into Atom New Delaware, with Atom New Delaware surviving the merger as a wholly-owned subsidiary of SoFi Technologies, as contemplated by the Technisys Merger Agreement;
•“Technisys Merger Agreement” are to the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2022, entered into by and among SoFi Technologies, Technisys, Atom New Delaware, Atom Merger Sub and Fortis Advisors LLC, in its capacity as the representative, as amended;
•“warrants” are the warrants to purchase shares of SoFi Technologies common stock issued in exchange for warrants of Social Finance to purchase Social Finance Series H Preferred Stock in connection with the Merger, unless the context otherwise requires.
Unless otherwise stated in this prospectus or the context otherwise requires, all references in this prospectus to shares of our common stock or warrants include such securities underlying the units.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations; anticipated trends and prospects in the industries in which our business operates; and new products, services and related strategies. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “aim”, “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements are subject to risks, uncertainties and other factors that include, but are not limited to, those factors described in “Risk Factors” and elsewhere in the documents incorporated by reference into this prospectus, including among other things:
•our ability to achieve and maintain profitability in the future;
•the impact on our business of the regulatory environment and complexities with compliance;
•our ability to respond to general economic conditions;
•the effect and impact of any further extension of the federal student loan payment moratorium or any governmental actions taken to forgive student loans;
•our ability to manage our growth effectively and our expectations regarding the development and expansion of our business;
•our ability to access sources of capital, including debt financing, deposits and other sources of capital to finance operations and growth;
•the impact of general economic conditions and other macro-economic factors, such as increasing interest rates and inflationary pressures;
•the success of our marketing efforts and our ability to expand our member base;
•our ability to grow market share in existing markets or any new markets we may enter;
•our ability to develop new products, features and functionality that are competitive and meet market needs;
•our ability to diversify our business and broaden our suite of financial services offerings;
•our ability to realize the benefits of our strategy, including what we refer to as our Financial Services Productivity Loop, and achieve scale in our Financial Services segment;
•our ability to successfully operate as a bank holding company, and to own and operate SoFi Bank;
•our ability to make accurate credit and pricing decisions or effectively forecast our loss rates;
•our ability to establish and maintain an effective system of internal controls over financial reporting;
•our ability to maintain the listing of our securities on Nasdaq;
•our ability to realize the anticipated benefits of the Bank Merger and the Technisys Merger;
•our ability to successfully expand our operations into foreign jurisdictions, including burdens of complying with a variety of foreign laws;
•the outcome of any legal or governmental proceedings that may be instituted against us;
•the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any emergence of additional variants or government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic; and
•other factors detailed under the section titled “Risk Factors.”

These forward-looking statements are based on information available as of the date they were made and reflect expectations, forecasts and assumptions as of such date, and involve a number of judgments, risks and uncertainties. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors,” and in the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus. See also the section titled “Where You Can Find More Information” and “Incorporation by Reference.”
Company Overview
We are a member-centric, one-stop shop for financial services that, through our Lending and Financial Services products, allows members to borrow, save, spend, invest and protect their money. We refer to our customers as “members”. Our mission is to help our members achieve financial independence in order to realize their ambitions. To us, financial independence does not mean being wealthy, but rather represents the ability of our members to have the financial means to achieve their personal objectives at each stage of life, such as owning a home, having a family, or having a career of their choice — more simply stated, to have enough money to do what they want. We were founded in 2011 and have developed a suite of financial products that offers the speed, selection, content and convenience that only an integrated digital platform can provide. In order for us to achieve our mission, we have to help people get their money right, which means providing them with the ability to borrow better, save better, spend better, invest better and protect better. Everything we do today is geared toward helping our members “Get Your Money Right” and we strive to innovate and build ways for our members to achieve this goal.
Our three reportable segments and their respective offerings as of March 31, 2022 were as follows:

Lending	Technology Platform	Financial Services
•Student Loans(1)	•Technology Products and Solutions	•SoFi Checking and Savings	•Loan referrals
•Personal Loans		•SoFi Money	•SoFi At Work
•Home Loans		•SoFi Invest(2)	•SoFi Protect
		•SoFi Relay	•Lantern Credit
		•SoFi Credit Card	•Equity capital markets and advisory services
__________________
(1)    Composed of in-school loans and student loan refinancing.
(2)    Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. SoFi Invest also includes our brokerage accounts through 8 Limited in Hong Kong.

We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service. Our members have continuous access to our CFPs, our career advice services, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. Additionally, our mobile app and website have a member home feed that is personalized and delivers content to a member about what they must do that day in their financial life, what they should consider doing that day in their financial life, and what they can do that day in their financial life. Since our inception through March 31, 2022, we have served approximately 3.9 million members who have used approximately 5.9 million products on the SoFi platform.
We offer our members a suite of financial products and services, enabling them to borrow, save, spend, invest and protect their finances across one integrated platform. Our aim is to create a best-in-class, integrated financial services platform that will generate a virtuous cycle whereby positive member experiences will lead to more products adopted per member and enhanced profitability for each additional product by lowering overall member acquisition costs and increasing the lifetime value of our members. We refer to this virtuous cycle as our “Financial Services Productivity Loop”.
We believe that developing a relationship with our members and gaining their trust is central to our success as a financial services platform. Through our mobile technology and continuous effort to improve our financial services products, we are seeking to build a financial services platform that members can access for all of their financial services needs. We believe we are in the early stages of realizing the benefits of our Financial Services Productivity Loop.
In addition to benefiting our members, our products and capabilities are also designed to appeal to enterprises, such as financial services institutions that subscribe to our enterprise services called SoFi At Work, and have become interconnected with the SoFi platform. We have continued to expand our platform capabilities for enterprises through our acquisition of Galileo in 2020, which provides technology platform services to financial and non-financial institutions and which has allowed us to vertically integrate across more of our financial services, and the Technisys Merger in the first quarter of 2022, through which we expanded our technology platform services to a broader international market. We believe that these expansions will deepen our participation in the entire technology ecosystem powering digital financial services, allowing us to not only reduce costs to operate our member-centric business, but also deliver increasing value to our enterprise customers. While our enterprises are not considered members, they are important contributors to the growth of the SoFi platform, and also have their own constituents who might benefit from our products in the future.
While we primarily operate in the United States, we expanded into Hong Kong with our acquisition of 8 Limited (an investment business), we gained clients in Mexico and Colombia with our acquisition of Galileo, and we further expanded into Latin America with the Technisys Merger. Following the closing of the Bank Merger in February 2022, we became a bank holding company.

Corporate Information
We were incorporated under the name “Social Capital Hedosophia Holdings Corp. V” on July 10, 2020 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On May 28, 2021, we domesticated into a Delaware corporation and changed our name to “SoFi Technologies, Inc.” in connection with the Domestication.
Our principal executive office is located at 234 1st Street, San Francisco, California 94105. Our telephone number is (855) 456-7634. Our website address is www.sofi.com. Information contained on, or otherwise accessible through, our website is not a part of this prospectus.

THE OFFERING

Issuer	SoFi Technologies, Inc.

Issuance of common stock
Up to 60,194,757 shares consisting of:
•19,634,712 shares of common stock reserved for issuance upon the exercise of options to purchase common stock;
•28,389,055 shares of common stock reserved for issuance upon the settlement of RSUs; and
•12,170,990 shares of common stock issuable upon the exercise of outstanding warrants.

Shares of common stock outstanding prior to the exercise of stock options and warrants, and the settlement of RSUs	922,103,100 shares as of June 30, 2022

Exercise price of warrants	$8.86 per share, subject to adjustments as described herein

Use of proceeds
We will receive up to an aggregate of approximately $108 million from the exercise of the warrants (assuming the exercise in full of all of the warrants for cash) and approximately $142 million from the exercise of stock options (assuming the exercise in full of all of the outstanding stock options for cash). We expect to use the net proceeds from the exercise of the warrants and stock options for general corporate purposes. See “Use of Proceeds”.

Resale of common stock, Series 1 preferred stock and warrants

Shares of common stock offered by the Selling Securityholders	459,353,708 shares consisting of:

•196,764,522 shares of common stock issued in connection with the Merger to certain of the Selling Securityholders;
•80,580,901 shares of common stock issued in the PIPE Investment;
•19,634,712 shares of common stock reserved for issuance by us upon the exercise of options to purchase common stock;
•28,389,055 shares of common stock reserved for issuance by us upon the settlement of RSUs;
•7,231,120 shares of common stock issued pursuant to exercised options;
•20,917,648 shares of common stock issued pursuant to settled RSUs;
•12,170,990 shares of common stock consisting of shares of common stock issuable upon the exercise of the warrants;
•11,027,668 shares of common stock issued pursuant to the exercise of previously outstanding warrants;
•182,912 shares of common stock issued in connection with our 8 Limited transactions; and
•82,454,180 shares of common stock issued or reserved for issuance in connection with the Technisys Merger to certain of the Selling Securityholders.

Shares of Series 1 preferred stock offered by the Selling Securityholders	3,234,000 shares of Series 1 preferred stock

Warrants offered by the Selling Securityholders	12,170,990 warrants

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale. See “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the sale of the securities registered under this prospectus by the Selling Securityholders.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq symbols	Our common stock is listed on Nasdaq under the symbol “SOFI”.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors incorporated by reference into this prospectus, including under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K, and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects, which in turn could materially and adversely affect the price of our common stock and might cause you to lose all or part of your investment in the offered common stock.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $108 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. Assuming the exercise of all outstanding stock options for cash, we will receive an aggregate of approximately $142 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon exercise. We expect to use the net proceeds from the exercise of the warrants and stock options, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants and stock options. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis”, the amount of cash we would receive from the exercise of the warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS
This prospectus relates to:
•the resale of 182,912 shares of common stock issued in connection with our 8 Limited transactions;
•the resale of 82,454,180 shares of common stock issued or reserved for issuance in connection with our acquisition of Technisys;
•the resale of 196,764,522 shares of common stock issued in connection with the Merger by certain of the Selling Securityholders;
•the resale of 80,580,901 shares of common stock issued in the PIPE Investment by certain of the Selling Securityholders;
•the resale of 3,234,000 shares of Series 1 preferred stock issued in connection with the Merger by certain of the Selling Securityholders;
•the resale of 12,170,990 warrants;
•the issuance by us and resale of up to 12,170,990 shares of common stock upon the exercise of outstanding warrants;
•the resale of 11,027,668 shares of common stock issued from the exercise of previously outstanding warrants;
•the issuance by us and resale of 19,634,712 shares of common stock reserved for issuance upon the exercise of options to purchase common stock;
•the issuance by us and resale of 28,389,055 shares of common stock reserved for issuance upon the settlement of RSUs;
•the resale of 7,231,120 shares of common stock issued for exercised options; and
•the resale of 20,917,648 shares of common stock issued for settled RSUs.
The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of common stock reserved for issuance upon the exercise of options to purchase common stock and the settlement of restricted stock units covered by this prospectus, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock, Series 1 preferred stock or warrants, other than through a public sale.
The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock, Series 1 preferred stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include (i) the issuance by us and resale of 19,634,712 shares of common stock reserved for issuance upon exercise of options to purchase common stock, and (ii) the issuance by us and resale of 28,389,055 shares of common stock reserved for issuance upon the settlement of RSUs, each of which is also covered by this prospectus.

	Before the Offering						After the Offering
Name of Selling Securityholder(1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Series 1 Preferred Stock	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Series 1 Preferred Stock Being Offered	Number of Shares of Common Stock	Percentage of Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants	Number of Shares of Series 1 Preferred Stock	Percentage of Shares of Series 1 Preferred Stock
Anthony Noto(2)	2,856,253	22,581	6,000	2,856,253	22,581	6,000	28,600	*	—	—	—	*
Christopher Lapointe	358,804	—	—	358,804	—	—	3,500	*	—	—	—	—
Michelle Gill	1,588,797	—	—	1,588,797	—	—	—	—	—	—	—	—
Micah Heavener	128,307	—	—	128,307	—	—	—	—	—	—	—	—
Robert Lavet	1,334,148	—	—	1,334,148	—	—	—	—	—	—	—	—
Jennifer Nuckles	263,664	—	—	263,664	—	—	—	—	—	—	—	—
Maria Renz	592,031	—	—	592,031	—	—	—	—	—	—	—	—
Assaf Ronen	524,119	—	—	524,119	—	—	—	—	—	—	—	—
Lauren Stafford Webb	197,863	—	—	197,863	—	—	—	—	—	—	—	—
Aaron J. Webster	361,934	—	—	361,934	—	—	—	—	—	—	—	—
Clay Wilkes(3)	10,943,832	—	—	10,943,832	—	—	—	—	—	—	—	—
Tom Hutton	498,669	—	—	498,669	—	—	—	—	—	—	—	—
Steven Freiberg	313,563	—	—	313,563	—	—	—	—	—	—	—	—
Harvey Schwartz	156,852	—	—	156,852	—	—	—	—	—	—	—	—
Magdalena Yeşil(4)	812,098	—	—	812,098	—	—	—	—	—	—	—	—
Delaware Project 10 L.L.C.(5)	95,281,895	—	—	95,281,895	—	—	—	—	—	—	—	—
Silver Lake Partners IV, L.P.(6)	31,487,236	843,994	224,261	31,487,236	843,994	224,261	—	—	—	—	—	—
Silver Lake Technology Investors IV (Delaware II), L.P.(6)	524,994	14,071	3,739	524,994	14,071	3,739	—	—	—	—	—	—
QIA FIG Holding LLC(7)	31,130,417	11,290,344	3,000,000	31,130,417	11,290,344	3,000,000	—	—	—	—	—	—
Red Crow Capital, LLC(8)	31,701,742	—	—	31,701,742	—	—	—	—	—	—	—	—
Jay Parikh(9)	100,000	—	—	100,000	—	—	—	—	—	—	—	—
Entities affiliated with Hedosophia(10)	3,401,901	—	—	3,401,901	—	—	—	—	—	—	—	—
Atreides Foundation Master Fund LP(11)	2,500,000	—	—	2,500,000	—	—	—	—	—	—	—	—
Blackrock, Inc.(12)	8,500,000	—	—	8,500,000	—	—	—	—	—	—	—	—
Durable Capital Master Fund LP(13)	15,000,000	—	—	15,000,000	—	—	—	—	—	—	—	—
Entities affiliated with Fidelity(14)	7,900,000	—	—	7,900,000	—	—	—	—	—	—	—	—
Entities affiliated with Phoenix Insurance(15)	1,500,000	—	—	1,500,000	—	—	—	—	—	—	—	—

	Before the Offering						After the Offering
Name of Selling Securityholder(1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Series 1 Preferred Stock	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Series 1 Preferred Stock Being Offered	Number of Shares of Common Stock	Percentage of Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants	Number of Shares of Series 1 Preferred Stock	Percentage of Shares of Series 1 Preferred Stock
Entities Managed by Suvretta Capital Management, LLC(16)	2,500,000	—	—	2,500,000	—	—	—	—	—	—	—	—
Entities affiliated with Luxor Capital Group, LP(17)	1,500,000	—	—	1,500,000	—	—	—	—	—	—	—	—
The Nineteen77 Entities managed by UBS O’Connor LLC(18)	500,000	—	—	500,000	—	—	—	—	—	—	—	—
Entities affiliated with Park West(19)	1,300,000	—	—	1,300,000	—	—	—	—	—	—	—	—
Miller Opportunity Trust, A Series of Trust for Advised Portfolios(20)	1,923,000	—	—	1,923,000	—	—	—	—	—	—	—	—
Patient Partners, LP(21)	77,000	—	—	77,000	—	—	—	—	—	—	—	—
Ko Family Trust(22)	20,000	—	—	20,000	—	—	—	—	—	—	—	—
Ravi Tanuku(23)	20,000	—	—	20,000	—	—	—	—	—	—	—	—
91063 LLC(24)	250,000	—	—	250,000	—	—	—	—	—	—	—	—
Institutional Portfolio Investments LP(25)	750,000	—	—	750,000	—	—	—	—	—	—	—	—
Empyrean Capital Overseas(26)	2,375,000	—	—	2,375,000	—	—	—	—	—	—	—	—
Linden Capital L.P.(27)	1,000,000	—	—	1,000,000	—	—	—	—	—	—	—	—
Senator Global Opportunity Master Fund LP(28)	5,000,000	—	—	5,000,000	—	—	—	—	—	—	—	—
Millais Limited(29)	800,000	—	—	800,000	—	—	—	—	—	—	—	—
Entities affiliated with Millennium Management LLC(30)	5,434,176	—	—	5,434,176	—	—	107,326	*	326,850	*	—	—
Aurora Trust(31)	1,500,000	—	—	1,500,000	—	—	—	—	—	—	—	—
Alyeska Master Fund, L.P.(32)	3,500,000	—	—	3,500,000	—	—	—	—	—	—	—	—
Coatue US 35 LLC(33)	5,000,000	—	—	5,000,000	—	—	—	—	—	—	—	—
Alfred J. DeCarolis, Trustee of The DeCarolis 2017 Trust dated 12/6/ 2017(34)	100,000	—	—	100,000	—	—	—	—	—	—	—	—
The David Friedberg Revocable Trust u/a/d 9/19/2013(35)	500,000	—	—	500,000	—	—	—	—	—	—	—	—

	Before the Offering						After the Offering
Name of Selling Securityholder(1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Series 1 Preferred Stock	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Series 1 Preferred Stock Being Offered	Number of Shares of Common Stock	Percentage of Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants	Number of Shares of Series 1 Preferred Stock	Percentage of Shares of Series 1 Preferred Stock
Healthcare of Ontario Pension Plan Trust Fund(36)	5,500,000	—	—	5,500,000	—	—	—	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(37)	2,000,000	—	—	2,000,000	—	—	—	—	—	—	—	—
Westlake Services Holding Company(38)	200,000	—	—	200,000	—	—	—	—	—	—	—	—
Commonwealth Opportunity Platform LLC(39)	200,000	—	—	200,000	—	—	—	—	—	—	—	—
MMF LT, LLC(40)	2,500,000	—	—	2,500,000	—	—	—	—	—	—	—	—
The Steven Trieu Living Trust dtd 4.3.12(41)	120,000	—	—	120,000	—	—	—	—	—	—	—	—
The Tolia-Zaveri Living Trust dated Dec 6 2017(42)	9,000	—	—	9,000	—	—	—	—	—	—	—	—
Andrew Blake Artz(43)	10,000	—	—	10,000	—	—	—	—	—	—	—	—
2014 Route 66 PE Holdings, LLC(44)	81,725	—	—	81,725	—	—	—	—	—	—	—	—
2017 Route 66 PE Holdings, LLC(45)	18,661	—	—	18,661	—	—	—	—	—	—	—	—
Leitmotiv Private Equity Limited(46)	33,008	—	—	33,008	—	—	—	—	—	—	—	—
Lofestel Investments Limited(47)	8,475	—	—	8,475	—	—	—	—	—	—	—	—
Gordon David Michael George Oldham(48)	3,327	—	—	3,327	—	—	—	—	—	—	—	—
Raphael Pascal Marie Le Masne De Chermont(49)	2,994	—	—	2,994	—	—	—	—	—	—	—	—
Marcus Joytak Shaw(50)	665	—	—	665	—	—	—	—	—	—	—	—
CGC China Growth Fund I, L.P.(51)	2,405	—	—	2,405	—	—	—	—	—	—	—	—
Cedric Nicolas Cyril Roll(52)	2,290	—	—	2,290	—	—	—	—	—	—	—	—
Francis Nsamba André Otshudi(53)	2,290	—	—	2,290	—	—	—	—	—	—	—	—
Mathias Paul Thomas Helleu(54)	8,368	—	—	8,368	—	—	—	—	—	—	—	—
Mikaal Mohammed Abdulla(55)	8,368	—	—	8,368	—	—	—	—	—	—	—	—
Annie Man Yee Lok(56)	5,080	—	—	5,080	—	—	—	—	—	—	—	—
Chung Ming Ng (Ken)(57)	2,541	—	—	2,541	—	—	—	—	—	—	—	—

	Before the Offering						After the Offering
Name of Selling Securityholder(1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Series 1 Preferred Stock	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Series 1 Preferred Stock Being Offered	Number of Shares of Common Stock	Percentage of Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants	Number of Shares of Series 1 Preferred Stock	Percentage of Shares of Series 1 Preferred Stock
Sze Wan CHAN (Dorothy)(58)	2,541	—	—	2,541	—	—	—	—	—	—	—	—
Darren Barry Armstrong(59)	87	—	—	87	—	—	—	—	—	—	—	—
Thomas Isaac Albert Neuraz(60)	87	—	—	87	—	—	—	—	—	—	—	—
Four Koalas, LLC(61)	1,115,568	—	—	1,115,568	—	—	—	—	—	—	—	—
K2 Global Ventures Pte. Ltd.(62)	13,555,784	—	—	13,555,784	—	—	—	—	—	—	—	—
Blue Gold International Ptd. Ltd.(63)	9,029,525	—	—	9,029,525	—	—	—	—	—	—	—	—
Riverwood Entities(64)	28,899,876	—	—	28,899,876	—	—	—	—	—	—	—	—
Endeavor Catalyst I, LP(65)	465,819	—	—	465,819	—	—	—	—	—	—	—	—
Endeavor Catalyst, Inc.(66)	68,972	—	—	68,972	—	—	—	—	—	—	—	—
Austen Int. CO. Corp(67)	2,895,883	—	—	2,895,883	—	—	—	—	—	—	—	—
First Bridge Investments Pte. Ltd.(68)	13,555,784	—	—	13,555,784	—	—	—	—	—	—	—	—
Alta Ventures Mexico Fund I, L.P.(69)	4,281,352	—	—	4,281,352	—	—	—	—	—	—	—	—
Oria Tech Secondário I – Fundo de Investimento em Participações Multiestratégia(70)	4,281,352	—	—	4,281,352	—	—	—	—	—	—	—	—
Entities affiliated with Kaszek(71)	4,281,346	—	—	4,281,346	—	—	—	—	—	—	—	—
Fortis Advisors LLC(72)	22,919	—	—	22,919	—	—	—	—	—	—	—	—
__________________
•Less than one percent.
**    “Percentage of Shares of Common Stock” based on a total of 922,103,100 shares of common stock outstanding as of June 30, 2022.
(1)Unless otherwise noted, the business address of each of those listed in the table above is 234 1st Street, San Francisco, CA 94105.
(2)Consists of 2,833,672 shares of common stock held of record and 22,581 shares of common stock which may be acquired upon exercise of warrants.
(3)Consists of (i) 67,823 shares held of record jointly by Clay Wilkes and his wife, who have shared voting and dispositive power with respect to the shares, (ii) 4,000,000 shares held of record by the 2021 Wilkes Grantor Retained Annuity Trust No. 1, (iii) 2,000,000 shares held of record by the 2021 Wilkes Grantor Retained Annuity Trust No. 2, (iv) 500,000 shares held of record by the 2021 Wilkes Grantor Retained Annuity Trust No. 3 and (v) 4,376,009 shares held of record by Red Crow Charitable Foundation. Mr. Wilkes is the sole grantor, trustee and current beneficiary of each of the 2021 Wilkes Grantor Annuity Trust No. 1, 2021 Wilkes Grantor Annuity Trust No. 2 and 2021 Wilkes Grantor Annuity Trust No. 3, and is the President and a Director of Red Crow Charitable Foundation.

(4)Includes (i) 348,560 shares of common stock held of record, (ii) 144,629 shares held of record by the Troy Kevork Wickett Trust, of which the Ms. Yeşil is a trustee, (iii) 144,629 shares held of record by the Justin Yesil Wickett Trust, of which Ms. Yeşil is a trustee and (iv) 174,280 shares held of record by James F. Wickett, Ms. Yeşil’s spouse. Ms. Yeşil disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(5)Delaware Project 10 L.L.C. is a wholly-owned subsidiary of SoftBank Group Corp. On April 1, 2022, Delaware Project 10 L.L.C. notified us of its waiver of its and its affiliates’ rights to designate three nominees to our Board of Directors, including one independent nominee, under Sections 3.3(a) and 3.4(a) of that certain Shareholders’ Agreement, dated May 28, 2021, by and among us, SCH Sponsor V, LLC, and certain former shareholders of Social Finance, Inc. identified on the signature pages thereto (the “Shareholders’ Agreement”). On April 1, 2022, Mr. Michel Combes and Mr. Carlos Medeiros notified the Board of Directors of their decision not to stand for re-election to our Board of Directors. On July 12, 2022, the term of the directorships of both Messrs. Combes and Medeiros on the Board of Directors expired, and Messrs. Combes and Medeiros both resigned as Managers of Delaware Project 10 L.L.C. The address of the Selling Securityholder entity named above is 1 Circle Star Way, 4th Floor, San Carlos, CA 94070 USA. The address of SoftBank Group Corp. is 1-7-1, Kaigan, Minato-ku, Tokyo 105-7537 Japan.
(6)Consists of (i) 30,643,242 shares of common stock held of record and 843,994 shares of common stock which may be acquired upon exercise of warrants by Silver Lake Partners IV, L.P. and (ii) 510,923 shares of common stock held of record and 14,071 shares of common stock which may be acquired upon exercise of warrants by Silver Lake Technology Investors IV (Delaware II), L.P. Silver Lake Technology Associates IV, L.P. is the general partner of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. The general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C., the managing member of which is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. The address of each of the Selling Securityholder entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(7)Consists of 19,840,073 shares of common stock and 11,290,344 shares of common stock which may be acquired upon exercise of warrants by QIA FIG Holding LLC. Ahmed Al-Hammadi, a member of our Board of Directors, serves as Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority, the ultimate parent of QIA FIG Holding LLC. Mr. Al-Hammadi disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of the entities named above is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar.
(8)Clay Wilkes serves as the Managing Director of Red Crow Capital, LLC and may be deemed to be the beneficial owner of the shares held by Red Crow Capital, LLC. Mr. Wilkes resigned from our board of directors in April 2022. The address of Red Crow Capital, LLC is c/o Dorsey & Whitney LLP Attention: Nolan S. Taylor 111 South Main, Suite 2100, Salt Lake City, Utah 84111.
(9)Jay Parikh is a former board member of SCH. Mr. Parikh’s business address is c/o SCH Sponsor V LLC, 506 Santa Cruz Avenue, Suite 300, Menlo Park, CA 94025.
(10)Consists of (i) 895,370 shares of common stock held by Hedosophia Group Limited, and (ii) 2,506,531 shares of common stock held by Hedosophia Public Investments Limited. Ian Osborne, the former President and board member of SCH, is the Chief Executive Officer of Hedosophia Group Limited and may be deemed to control such shares. Hedosophia Public Investments Limited is an affiliate of Hedosophia Group Limited. The address of Hedosophia Group Limited is Roseneath, The Grange, St. Peter Port, Guernsey GY1 2QJ, and the address of Hedosophia Public Investments Limited is PO Box 255, Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL.
(11)Gavin Baker is the Managing Partner & CIO of Atreides Management, LP, the investment manager for Atreides Foundation Master Fund LP. The address of Atreides Foundation Master Fund LP is One International Place, Suite 4410, Boston, MA 02110.
(12)The registered holders of the referenced shares of common stock to be sold are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; BGF ESG Fixed Income Global Opportunities Fund; BGF Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Total Return Bond Fund; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Technology Opportunities Fund, a series of BlackRock Funds; BlackRock Global Funds - World Technology Fund; BlackRock Global Allocation Fund, Inc.; BlackRock Global Funds - Global Allocation Fund; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Collective Fund and BlackRock Global Funds - Global Dynamic Equity Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 55 East 52nd Street, New York, NY 10055 and 400 Howard Street San Francisco, CA 94105. Shares of common stock shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(13)Durable Capital Partners LP (“Durable Capital Partners”) is the investment adviser to Durable Capital Master Fund LP (“Durable Master Fund”). Durable Capital Partners GP LLC (“Durable GP”) is the general partner of Durable Capital Partners, and Henry Ellenbogen is the chief investment officer of Durable Capital Partners and the managing member of Durable GP. The principal business address of Durable Master Fund is c/o Durable Capital Partners, 5425 Wisconsin Avenue, Suite 802, Chevy Chase, MD 20815.
(14)Consists of (i) 192,954 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (ii) 1,031,232 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) 1,094,981 shares of common stock held by Fidelity Growth Company Commingled Pool, (iv) 180,833 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, (v) 2,228,844 shares of common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (vi) 76,379 shares of common stock held by Fidelity Blue Chip Growth Commingled Pool, (vii) 4,315 shares of common stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (viii) 242,158 shares of common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (ix) 6,115 shares of common stock held by Fidelity Blue Chip Growth Institutional Trust, (x)

265,216 shares of common stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (xi) 176,973 shares of common stock held by FIAM Target Date Blue Chip Growth Commingled Pool, (xii) 287,999 shares of common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (xiii) 1,932,324 shares of common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (xiv) 70,354 shares of common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (xv) 22,334 shares of common stock held by Fidelity U.S. Growth Opportunities Investment Trust, and (xvi) 86,989 shares of common stock held by Fidelity NorthStar Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC, of which Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer. The address of each of (a) Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool and Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005, (b) Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund and Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund is BNY Mellon, PO Box 392002, Pittsburgh, PA 15230, (c) Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund and Variable Insurance Products Fund III: Growth Opportunities Portfolio is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Ave, 32nd Floor, Chicago, IL 60604, (d) Fidelity Blue Chip Growth Institutional Trust, Fidelity U.S. Growth Opportunities Investment Trust, Fidelity NorthStar Fund, Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, FIAM Target Date Blue Chip Growth Commingled Pool and Fidelity Advisor Series I: Fidelity Advisor Series Growth is State Street Bank & Trust, PO Box 5756, Boston, MA 02206.
(15)Consists of (i) 1,350,000 shares held by Shotfut Menayot Chool Phoenix Amitim and (ii) 150,000 shares held by Phoenix Insurance Ltd. The address of each of the Selling Securityholders named above is Derech Hashalom 53, Giv’atayim, Israel 5345433.
(16)Consists of (i) 2,482,000 shares of common stock held by Suvretta Master Fund, Ltd. and (ii) 18,000 shares of common stock held by Suvretta Long Master Fund, Ltd. Aaron Cowen is control person of Suvretta Capital Management, LLC, which is the investment manager of Suvretta Master Fund, Ltd. and Suvretta Long Master Fund, Ltd. The address of each of the Selling Securityholders named above is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(17)Consists of (i) 262,215 shares of common stock held by Luxor Wavefront, LP (“Luxor Wavefront”), (ii) 320,467 shares of common stock held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”), (iii) 532,060 shares of common stock held by Luxor Capital Partners, LP (“Luxor Capital”), (iv) 369,533 shares of common stock held by Lugard Road Capital Master Fund, LP (“Lugard”), (v) 12,319 shares of common stock held by Luxor Capital Partners Long, LP (“Luxor Long Onshore”), and (vi) 3,406 shares of common stock held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”). Luxor Capital Group, LP, as the investment manager of Luxor Wavefront, Luxor Offshore, Luxor Capital, Lugard, Luxor Long Onshore, and Luxor Long Offshore has sole dispositive and voting power over the securities held by the Selling Securityholders. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP with respect to Luxor Wavefront, Luxor Offshore, Luxor Capital, Luxor Long Onshore, and Luxor Long Offshore may be deemed to have voting and investment power with respect to the securities owned by such Selling Securityholders. Mr. Leone disclaims beneficial ownership of the securities owned by such Selling Securityholders. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP with respect to Lugard, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Green disclaims beneficial ownership of the securities owned by Lugard. The principal business address of each of the Selling Securityholders named above is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.
(18)Consists of (i) 230,750 shares of common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited, (ii) 230,750 shares of common stock held by Nineteen77 Global Merger Arbitrage Master Limited, and (iii) 38,500 shares of common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund (collectively, the “Nineteen77 Entities”). Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, is deemed to have power to vote or dispose of the shares held by the Nineteen77 Entities. The address of the Nineteen77 Entities and Mr. Russell is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, IL 60606.
(19)Consists of (i) 1,185,000 shares held by Park West Investors Master Fund, Limited and (ii) 115,000 shares held by Park West Partners International, Limited. The business address for each of the Selling Securityholders named above is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.
(20)Miller Value Partners, LLC (“MVP”) is the Investment Manager of Miller Opportunity Trust, A Series of Trust for Advised Portfolios (“MOT”) and William H. Miller III Living Trust Dated April 17, 2017 (“WHM III Trust”) is the Control Person of MVP. MVP and WHM III Trust may be deemed to be the beneficial owner of the shares held by MOT. The principal business address is c/o Miller Value Partners, One South Street, Suite 2550, Baltimore, MD 21202.
(21)Patient Capital Management, LLC is the Investment Manager of Patient Partners, LP and Samantha M. McLemore is the Control Person of Patient Capital Management, LLC. Patient Capital Management, LLC and Ms. McLemore may be deemed to be the beneficial owners of the shares held by Patient Partners, LP. The principal business address is c/o Miller Value Partners, One South Street, Suite 2550, Baltimore, MD 21202.
(22)Raymond Ko, a partner at The Social+Capital Partnership, L.L.C., an affiliate of SCH, may be deemed to be the beneficial owner of the shares held by The Ko Family Trust. The address of The Ko Family Trust is c/o The Social+Capital Partnership, L.L.C., 506 Santa Cruz Avenue, Suite 300, Menlo Park, CA 94025.
(23)Ravi Tanuku is a partner at The Social+Capital Partnership, L.L.C., an affiliate of SCH. Mr. Tanuku’s address is c/o The Social+Capital Partnership, L.L.C., 506 Santa Cruz Avenue, Suite 300, Menlo Park, CA 94025.
(24)Richard Costolo, a member of our Board of Directors, is the Manager of 91063 LLC, and Mr. Costolo may be deemed to be the beneficial owner of the shares held by 91063 LLC. The address of 91063 LLC is 659 Chapman Dr., Corte Madera, CA 94925.
(25)The address of Institutional Portfolio Investments LP is 400 Main Street, Suite 250, Los Altos, CA 94022.

(26)Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”) with respect to the shares of common stock and warrants directly held by ECOMF. Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares of common stock and warrants directly held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(27)The shares of common stock directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address of Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Avenue, 15th Floor, New York, NY 10022, and Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda.
(28)Senator Investment Group LP (“Senator”), is investment manager of Senator Global Opportunity Master Fund LP and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global Opportunity Master Fund LP. Mr. Silverman disclaims beneficial ownership of the shares held by this Selling Securityholder. The address of Senator Global Opportunity Master Fund LP is 510 Madison Avenue, 28th Floor, New York, NY 10022.
(29)The address of Millais Limited is c/o Millais USA LLC, 767 5th Avenue, 9th Floor, New York, NY 10153.
(30)Consists of (i) 4,179,766 shares of common stock held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), (ii) 500,000 shares of common stock held by Riverview Group LLC, a Delaware limited liability company ("Riverview Group"), (iii) 688,750 shares of common stock held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands ("ICS Opportunities"), (iv) 57,253 shares of common stock held by ICS Opportunities II LLC, a Cayman Islands limited liability company ("ICS Opportunities II") and (v) 8,407 shares of the common stock held by Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Islands ("Integrated Assets"). Millennium International Management LP, a Delaware limited partnership ("Millennium International Management"), is the investment manager to ICS Opportunities, ICS Opportunities II and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Management LLC, a Delaware limited liability company ("Millennium Management"), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities, ICS Opportunities II and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Group Management LLC, a Delaware limited liability company ("Millennium Group Management"), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen ("Mr. Englander"), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities, ICS Opportunities II or Integrated Assets. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities, ICS Opportunities II or Integrated Assets, as the case may be. The address for Integrated Core Strategies and Riverview Group is c/o Millenium Management LLC, 399 Park Avenue, New York, NY 10022. The address for ICS Opportunities, ICS Opportunities II and Integrated Assets is c/o Millenium International Management LP, 399 Park Avenue, New York, NY 10022.
(31)The address of Aurora Trust is 92 Sutherland Drive, Atherton, CA 94027.
(32)Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares of common stock held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P.
(33)The address of Coatue US 35 LLC is 9 West 57th St, 25th FL, New York, NY 10019.
(34)The address of The DeCarolis 2017 Trust dated 12/6/2017 is 801 South Pointe Dr., #401, Miami Beach, FL 33139.
(35)The address of The David Friedberg Revocable Trust u/a/d 9/19/2013 is One Letterman Drive, Suite A3-1, San Francisco, CA 94128.
(36)The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario, Canada M5J 0B6.
(37)The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave., Floor 19, New York, NY 10022.
(38)The address of Westlake Services Holding Company is 4751 Wilshire Blvd., Suite 100, Los Angeles, CA 90010.
(39)The address of Commonwealth Opportunity Platform LLC is 200 Crescent Ct Ste 1040, Dallas, TX, 75201.
(40)Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of common stock held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, NY 10036.

(41)Steven Trieu, the former CFO of SCH, is the beneficial owner of the shares of common stock. Mr. Trieu’s address is c/o The Social+Capital Partnership, L.L.C., 506 Santa Cruz Avenue, Suite 300, Menlo Park, CA 94025.
(42)Jay Zaveri, a partner at The Social+Capital Partnership, L.L.C., an affiliate of SCH, may be deemed to be the beneficial owner of the shares of common stock held by The Tolia-Zaveri Living Trust dated Dec 6 2017. The address of Tolia-Zaveri Living Trust dated Dec 6, 2017 is c/o The Social+Capital Partnership, L.L.C., 506 Santa Cruz Avenue, Suite 300, Menlo Park, CA 94025.
(43)Andrew Blake Artz is a partner at The Social+Capital Capital Partnership, L.L.C., an affiliate of SCH. Mr. Artz’s address is c/o The Social+Capital Partnership, L.L.C., 506 Santa Cruz Avenue, Suite 300, Menlo Park, CA 94025.
(44)The address of 2014 Route 66 PE Holdings, LLC is 118 King Street, 2nd Floor, Alexandria VA 22314.
(45)The address of 2017 Route 66 PE Holdings, LLC is 118 King Street, 2nd Floor, Alexandria VA 22314.
(46)The address of Leitmotiv Private Equity Limited is 303, St. George’s Building, 2 Ice House Street, Central, Hong Kong.
(47)The address of Loefestel Investments Limited is 18 Esplanade, St Helier, Jersey Channel Islands JE4 8RT.
(48)The address of Gordon David Michael George Oldham is Apt 265, 2/F, Tower 11, Parkview Terrace, HK Parkview, 88 Tai Tam Reservoir Road, Hong Kong.
(49)The address of Raphael Pascal Marie Le Masne de Chermont is 1B Beach Mansion, 11B Stanley Beach Road, Stanley Hong Kong.
(50)The address of Marcus Joytak Shaw is Flat 2C, 33-35 Bisney Road, Hong Kong.
(51)The address of CGC Management Limited as general partner of CGC China Growth Fund I, L.P. is The Offices of Sertus Chambers, P.O. Box 2547, 69 Dr. Roys Dr., George Town, Grand Cayman KYI-1104, Cayman Islands.
(52)The address of Cedric Nicolas Cyril Roll is House 31, La Costa Avenue Discovery Bay, Lantau Island Hong Kong.
(53)The address of Francis Nsamba André Otshudi is 56 Rue des Aqueducs, 69005 Lyon, France.
(54)The address of Mathias Paul Thomas Helleu is 21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(55)The address of Mikaal Mohammed Abdulla is 21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(56)The address of Annie Man Yee Lok is21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(57)The address of Chung Ming Ng (Ken) is 21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(58)The address of Sze Wan Chan (Dorothy) is 21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(59)The address of Darren Barry Armstrong is 21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(60)The address of Thomas Isaac Alberg Neuraz is 21/F, H Code, 45 Pottinger Street, Central, Hong Kong.
(61)Of 1,115,568 shares of common stock offered by Four Koalas, LLP, 93,428 shares of common stock are currently held in escrow on behalf of Four Koalas, LLP, subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 8,093 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Ricardo Zuasti Lapides, Claudia Noemí Fernández Paz, José Fabián Peña Gallo and Pablo Nicolás Orbes Varela, designated members of Four Koalas, LLP, exercise equal voting and control over Four Koalas, LLP and may be deemed to be the beneficial owners of the shares of common stock held by Four Koalas, LLP. The address of Four Koalas, LLP is 7 Bell Yard, London WC2A 2JR, England.
(62)Of 13,555,784 shares of common stock offered by K2 Global Ventures Pte. Ltd., 1,135,306 shares of common stock are currently held in escrow on behalf of K2 Global Ventures Pte. Ltd., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 98,353 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Miguel Santos, sole stockholder of K2 Global Ventures Pte. Ltd., may be deemed to be the beneficial owner of the shares of common stock held by K2 Global Ventures Pte. Ltd. The address of K2 Global Ventures Pte. Ltd. is 61 Robinson #19-02, 61 Robinson Road, Singapore 068893.
(63)Of 9,029,525 shares of common stock offered by Blue Gold International Pte. Ltd., 756,228 shares of common stock are currently held in escrow on behalf of Blue Gold International Pte. Ltd., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 65,313 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. German Pugliese Bassi, sole stockholder of Blue Gold International Pte. Ltd., may be deemed to be the beneficial owner of the shares of common stock held by Blue Gold International Pte. Ltd. The address of Blue Gold International Pte. Ltd. is 61 Robinson #19-02, 61 Robinson Road, Singapore 068893.
(64)Of (i) 9,295,422 shares of common stock offered by Riverwood Capital Partners III L.P., 778,497 shares of common stock are currently held in escrow on behalf of Riverwood Capital Partners III L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 67,442 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement; (ii) 1,933,254 shares of common stock offered by Riverwood Capital Partners III (Parallel - A) L.P. 161,910 shares of common stock are currently held in escrow on behalf of Riverwood Capital Partners III (Parallel - A) L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 14,026 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement; (iii) 3,220,760 shares of common stock offered by Riverwood Capital Partners III (Parallel - B) L.P., 269,740 shares of common stock are currently held in escrow on behalf of Riverwood Capital Partners III (Parallel - B) L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 23,368 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement; and (iv) 14,450,440 shares of common stock offered by Riverwood Capital Partners Latam L.P., 1,210,234 shares of common stock are currently held in escrow on behalf of Riverwood Capital Partners Latam L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 104,844 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement (collectively, the “Riverwood Entities”). The general partner of each of the Riverwood Entities is Riverwood Capital III L.P. and Riverwood Capital GP III Ltd. is the general partner of Riverwood Capital III L.P. Riverwood Capital GP III Ltd. and Riverwood Capital III L.P. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions over the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised of several members. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP III Ltd.’s eleven shareholders. Thomas Smach is a member of the investment committee and a shareholder of Riverwood Capital GP III Ltd. He disclaims beneficial ownership with respect to the shares held by the Riverwood Entities except to the extent of his pecuniary interest therein. No single person controls investment or voting decisions with respect to the shares held by the Riverwood Entities. The business address for each of these entities is c/o Riverwood Capital Management L.P., 70 Willow Road, Suite 100, Menlo Park, California, 94025.
(65)Of 465,819 shares of common stock offered by Endeavor Catalyst I, L.P., 39,012 shares of common stock are currently held in escrow on behalf of Endeavor Catalyst I, L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 3,379 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. The general partner of Endeavor Catalyst I, L.P. is Endeavor Catalyst GP LLC. Allen Taylor, director of Endeavor Catalyst GP LLC, may be deemed to be the beneficial owner of the shares of common stock held by Endeavor Catalyst I, L.P. The address for Endeavor Catalyst I, L.P. is 28 Liberty, 53rd Floor, New York NY 10005.
(66)Of 68,972 shares of common stock offered by Endeavor Catalyst, Inc., 5,776 shares of common stock are currently held in escrow on behalf of Endeavor Catalyst, Inc., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 500 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Allen Taylor, director and vice president of Endeavor Catalyst, Inc., may be deemed to be the beneficial owner of the shares of common stock held by Endeavor Catalyst, Inc. The address for Endeavor Catalyst, Inc. is 28 Liberty, 53rd Floor, New York NY 10005.
(67)Of 2,895,883 shares of common stock offered by Austen Int. CO. Corp., 242,531 shares of common stock are currently held in escrow on behalf of Austen Int. CO. Corp., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 21,010 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Sebastián Bagó, President of Austen Int. CO. Corp., may be deemed to be the beneficial owner of the shares of common stock held by Austen Int. CO. Corp. The address of Austen Int. CO. Corp. is Av a la Playa 16, complejo Bilú apartamento 308, Barra de Carrasco, Canelones, República Oriental del Uruguay, ZP 15000.
(68)Of 13,555,784 shares of common stock offered by First Bridge Investments Pte. Ltd., 1,135,306 shares of common stock are currently held in escrow on behalf of First Bridge Investments Pte. Ltd., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 98,353 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Adrian Iglesias, the sole stockholder of First Bridge Investments Pte. Ltd., may be deemed the beneficial owner of the shares of common stock held by First Bridge Investments Pte. Ltd. The address of First Bridge Investments Pte. Ltd. is 61 Robinson #19-02, 61 Robinson Road, Singapore 068893.
(69)Of 4,281,352 shares of common stock offered by Alta Ventures Mexico Fund I, L.P., 358,566 shares of common stock are currently held in escrow on behalf of Alta Ventures Mexico Fund I, L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 31,063 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Rogelio de los Santos Calderón, Diego Pablo Serebrisky Solano, Paul Byron Ahlstrom, Michael Wolfgramm and Ricardo Lisandro Bril, managing partners of Alta Ventures Mexico Management (GP), Inc., which acts as the general partner of Alta Ventures Mexico Management (GP), L.P., which acts as the general partner of Alta Ventures Mexico Fund I, L.P., may be deemed to be the beneficial owners of the shares of common stock held by Alta Ventures Mexico Fund I, L.P. The address of Alta Ventures Mexico Fund I, L.P. is 155 Wellington Street West, Toronto, Ontario, Canada M5V 3J7.
(70)Of 4,281,352 shares of common stock offered by Oria Tech Secondário I - Fundo de Investimento em Participações Multiestratégia, 358,566 shares of common stock are currently held in escrow on behalf of Oria Tech Secondário I - Fundo de Investimento em Participações Multiestratégia, subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 31,063 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement. Oria Tech Secondário I - Fundo de Investimento em Participações Multiestratégia is an investment fund managed by Oria Gestão de Recursos Ltda. No single natural person controls Oria Gestão de Recursos Ltda. The address of Oria Tech Secondário I - Fundo de Investimento em Participações Multiestratégia is Rua dos Pinheiros , 870 - 13° andar - cj 133 - Pinheiros, São Paulo - SP, and the address of Oria Gestão de Recursos Ltda. is Paulista Avenue, 2.300, 3rd floor, Pilotis, Room 39, Cerqueira Cesar, Edifício Luis Gonzaga, Zip Code 01310-300, São Paulo -SP/Brazil.
(71)Of (i) 1,513,416 shares of common stock offered by Kaszek Ventures II, L.P., 126,749 shares of common stock are currently held in escrow on behalf of Kaszek Ventures II, L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 10,980 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement; (ii) 1,411,454 shares of common stock offered by Kaszek Ventures II-A, L.P., 118,209 shares of common stock are currently held in escrow on behalf of Kaszek Ventures II-A, L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 10,240 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement; and (iii) 1,356,476 shares of common stock offered by Kaszek Ventures II-B, L.P., 113,605 shares of common stock are currently held in escrow on behalf of Kaszek Ventures II-B, L.P., subject to release in accordance with the terms of the Technisys Merger Agreement, and up to 9,841 shares of common stock may be issued as a result of post-closing purchase price adjustments pursuant to the Technisys Merger Agreement (collectively, the “Kaszek Entities”). The general partner of each of the Kaszek Entities is Kaszek Partners II, L.P., and the general partner of Kaszek Partners II, L.P. is Kaszek Partners II, Ltd. Hernán Kazah and Nicolás Szekasy are the directors of Kaszek Partners II, Ltd. The address of the Kaszek Entities is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

(72)Shares are held by Fortis Advisors LLC solely in its capacity as the representative of the former shareholders of Technisys under the Technisys Merger Agreement. Fortis Advisors LLC is a wholly owned subsidiary of The PNC Financial Services Group, Inc., which may be deemed the beneficial owner of the shares of common stock held by Fortis Advisors LLC. The address for Fortis Advisors LLC is 12526 High Bluff Dr #280, San Diego CA 92130

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

Material Relationships with Selling Securityholders
Below is a description of material relationships in the past three years between the Company, its predecessors or affiliates and certain Selling Securityholders.
Shareholders’ Agreement
We, the Sponsor and certain former shareholders of Social Finance (the “SoFi Holders”) entered into the Shareholders’ Agreement. The SoFi Holders include entities affiliated with Softbank and Red Crow Capital, entities affiliated with Michael Bingle, and an entity affiliated with Mr. Al-Hammadi. Pursuant to the Shareholders’ Agreement, we also entered into the Share Repurchase Agreement with SoftBank Group Capital Limited committing us to repurchase, in the aggregate, $150 million of shares of common stock owned by the SoftBank Investors at a price per share equal to $10.00.
The Shareholders’ Agreement further sets forth ongoing board designation rights that entitle (i) the Sponsor to nominate up to two (2) independent directors, (ii) the SoftBank Investors to nominate up to two (2) directors, (iii) the Silver Lake Investors to nominate one (1) director, (iv) the QIA Investors to nominate one (1) director, and (v) the Red Crow Investors to nominate one (1) director, in each case so long as such entity or its affiliates owns a certain percentage of our common stock. Certain of the these entities are also entitled to certain designation rights with respect to committees of our Board of Directors. On April 5, 2022, Red Crow Capital, LLC notified SoFi of its waiver of its rights to designate nominees to our Board of Directors pursuant to the Shareholders' Agreement. In connection with the decisions of Mr. Combes and Mr. Medeiros not to stand for re-election as directors at the 2022 Annual Meeting of Stockholders, on April 1, 2022, Delaware Project 10 L.L.C., an affiliate of SoftBank Group Corp., notified us of its waiver of its and its affiliates’ rights to designate nominees to our Board of Directors pursuant to the Shareholders’ Agreement.
SoftBank Repurchase Agreement
As provided in the Shareholders’ Agreement, following the Closing, we entered into the Share Repurchase Agreement with SoftBank Group Capital Limited, which committed us to repurchase, in the aggregate, $150 million of shares of our common stock owned by the SoftBank Investors at a price per share equal to $10.00. The repurchase was completed on May 28, 2021.
Series 1 Registration Rights Agreement
At the Closing, we and holders of Series 1 Preferred Stock entered into the Series 1 Registration Rights Agreement, pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, the Series 1 Preferred Stock and any other of our equity securities or securities of our subsidiaries issued or issuable with respect to shares of Series 1 Preferred Stock. The Series 1 Registration Rights Agreement also provides for certain customary piggyback registration rights. The Series 1 Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein). The holders of Series 1 Preferred include Selling Securityholders. See “– Series H and Series 1 Financing and Series H Warrants” below.
Amended and Restated Registration Rights Agreement
At the Closing, we, the Sponsor, certain affiliates of the Sponsor and certain Selling Securityholders entered into the Registration Rights Agreement, pursuant to which we agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our common stock and other of our equity securities that are held by the parties thereto from time to time. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCH, the Sponsor and the other parties thereto in connection with the SCH initial public offering. The Registration Rights Agreement also provides for certain customary piggyback registration rights. The Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein). The SoFi stockholders party to the agreement include Selling Securityholders, including entities affiliated with SoftBank and Red Crow Capital, LLC, entities affiliated with Michael Bingle and Ahmed Al-Hammadi, two of our directors, Jay Parikh and Jennifer Dulski, former directors of SCH, certain entities affiliated with Chamath Palihapitiya, the former Chairman of the Board of Directors of SCH and certain entities affiliated with Ian Osborne, the former President and a former director of SCH.
Amended and Restated Series H Warrants
On May 28, 2021, we entered into an amended and restated warrant with each holder of Series H Warrants, which warrants superseded the outstanding warrants to purchase shares of Social Finance Series H Preferred Stock, and pursuant to which each holder will have the right to purchase a number of shares of our common stock set forth therein. Holders of Series H Warrants include some Selling Securityholders. See “ – Series H and Series 1 Financing and Series H Warrants” below.

Executive Officer and Director Compensation Arrangements
We have customary compensation arrangements with the executive officers and directors of SoFi, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.
Director and Officer Indemnification
Our Certificate of Incorporation and Bylaws provide for indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers.
Pre-Business Combination Related Party Transactions of Social Finance
Agreements with Stockholders
Investors’ Rights Agreement
Social Finance entered into the Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2019 (as amended by the Omnibus Amendment to Preferred Stock Financing Agreements, dated May 14, 2020 (the “Omnibus Amendment”) and the Second Omnibus Amendment to Preferred Stock Financing Agreements, dated December 30, 2020, by and among Social Finance, certain holders of preferred stock of Social Finance and certain holders of common stock of Social Finance (together with the Omnibus Amendment, the “Omnibus Amendments”), which grants registration rights and right of first offer rights, among other things, to certain Selling Securityholders, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of our directors, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of our directors, (iii) entities affiliated with SoftBank, which is affiliated with Michel Combes and Carlos Medeiros, two of our former directors, (iv) Clay Wilkes, Vice Chairman of Galileo and a former director, and (v) Anthony Noto, our Chief Executive Officer and one of our directors. This agreement terminated upon Closing of the Business Combination.
Right of First Refusal and Co-Sale Agreement
Social Finance entered into the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 29, 2019 (as amended by the Omnibus Amendments), by and among Social Finance, certain holders of preferred stock of Social Finance and certain holders of common stock of Social Finance). Pursuant to the agreement, SoftBank has an initial right of first refusal, and Social Finance has a subordinated right of first refusal, in respect of certain sales of securities by certain holders of Social Finance capital stock. To the extent SoftBank or Social Finance, respectively, do not exercise such rights in full, certain other investor parties to the agreement are granted certain rights of first refusal and co-sale in respect of such sale, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of our directors, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of our directors, (iii) entities affiliated with SoftBank, which is affiliated with Michel Combes and Carlos Medeiros, two of our former directors, (iv) Clay Wilkes, Vice Chairman of Galileo and a former director, and (v) Anthony Noto, our Chief Executive Officer and one of our directors. This agreement terminated upon Closing of the Business Combination.
Voting Agreement
Social Finance entered into the Eighth Amended and Restated Voting Agreement, dated as of May 29, 2019 (as amended by the Omnibus Amendments), pursuant to which certain holders of its capital stock, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of our directors, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of our directors, (iii) entities affiliated with SoftBank, which is affiliated with Michel Combes and Carlos Medeiros, two of our former directors, (iv) Clay Wilkes, Vice Chairman of Galileo and a former director, and (v) Anthony Noto, our Chief Executive Officer and one of our directors, have agreed to vote their shares of capital stock on certain matters as provided under the agreement, including with respect to the election of directors. This agreement terminated upon Closing of the Business Combination.
Series 1 Preferred Stock Investors’ Agreement
Social Finance entered into to the Series 1 Preferred Stock Investors’ Agreement (the “Original Series 1 Agreement”), dated as of May 29, 2019, with certain Selling Securityholders, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of our directors, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of our directors, and (iii) Anthony Noto, our Chief Executive Officer and one of our directors. The Series 1 Agreement provided the Series 1 Holders, upon request by QIA, with certain registration rights, provided for certain shelf registration filing obligations by Social Finance and limited the future registration rights that SoFi could grant other parties, contained financial and other covenants, and provided for information rights and special payment rights, among other rights. This agreement was amended and restated upon Closing as described below. Upon consummation of the Business Combination, the Series 1 Holders became entitled to a cash payment in an aggregate amount of $21.2 million, which was paid from the proceeds of the Business Combination and settled contemporaneously with the Business Combination.
Amended and Restated Series 1 Preferred Stock Investors’ Agreement
In connection with the execution of the Merger Agreement, SCH and the Series 1 Holders, including Anthony Noto, entered into the Series 1 Agreement. The Series 1 Agreement amends and restates in its entirety the Original Series 1 Agreement and assigns all of Social Finance’s rights, remedies, obligations and liabilities under the Original Series 1 Agreement to SoFi. The Series 1 Agreement contains financial and other covenants, provides for certain information rights and provided for the cash payment of $21.2 million to the Series 1 Holders, immediately upon the Closing, in full satisfaction of the special payment rights set forth in the Original Series 1 Agreement, which was subject to adjustment in accordance with the Merger Agreement. The Series 1 Agreement further provides that if as the holders of a majority of the outstanding shares of Series 1 Preferred Stock shall be entitled to appoint a director designated by QIA FIG Holding LLC to our Board of Directors, as provided in our Certificate of Incorporation, then each Series 1 Investor shall vote such number of shares of Series 1 Preferred Stock as is necessary to ensure that the person designated by QIA FIG Holding LLC is so elected.
Galileo Acquisition and Issuance of Series H-1 Preferred Shares
On May 14, 2020, Social Finance and certain of its subsidiaries entered into an Agreement and Plan of Merger and Reorganization (the “Galileo Merger Agreement”) with Galileo and the other parties thereto. As a result of the acquisition, certain Galileo stockholders, including Clay Wilkes, a Selling Securityholder, former director and the founder and former Chief Executive Officer (now Vice Chairman) of Galileo, Mr. Wilkes’ wife, and Mr. Wilkes’ sons, and a daughter-in-law, received shares of Series H-1 Preferred Stock of Social Finance, rights to payments due under the seller note and cash consideration. Mr. Wilkes and his wife received 5,405,400 shares of Series H-1 Preferred Stock, Mr. Wilkes’ son received 97 shares of Series H-1 Preferred Stock and Mr. Wilkes’ son and daughter-in-law received 441,439 shares of Series H-1 Preferred Stock.
As a condition to the obligations of Galileo pursuant to the Merger Agreement, Social Finance and the parties thereto described above, including Selling Securityholders, entered into the May 20 Omnibus Amendment, which, among other things, provided for the appointment of Mr. Wilkes to the Social Finance Board of Directors.
Private Placements of Securities and Related Transactions
Series H and Series 1 Financing and Series H Warrants
On May 29, 2019, Social Finance issued and sold an aggregate of 26,438,798 shares of Social Finance Series H Preferred Stock at a purchase price of $8.1567 per share for aggregate consideration of approximately $215.7 million. On October 28, 2019, Social Finance issued and sold 4,273,651 shares of Social Finance Series H Preferred Stock at a purchase price of $8.1535 for aggregate consideration of approximately $34.8 million. Additionally, on May 29, 2019, Social Finance issued and sold an aggregate of 3,234,000 shares of Series 1 Preferred Stock at a purchase price of $100.00 per share for aggregate consideration of approximately $323.4 million. Each share of Social Finance Series H Preferred Stock (excluding Anthony Noto, our Chief Executive Officer, as described below) was canceled and converted into the right to receive a number of our shares of common stock equal to the product of 1.0863 multiplied by the base exchange ratio (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer, which was canceled and converted into the right to receive a number of shares of our common stock equal to the base exchange ratio). Each share of Social Finance Series 1 preferred stock was exchanged for one share of our Series 1 Preferred Stock in connection with the Business Combination, and the Series 1 Holders received an aggregate cash payment of $21.2 million, which was determined as the product of (i) the amount (if positive, otherwise zero) by which $19.2952 (as may was subject to adjusted pursuant to the Merger Agreement), exceeds the quotient obtained by dividing (x) the aggregate purchase price payable to Social Finance and (y) the aggregate number of shares of Social Finance common stock issued, in each case pursuant to the Common Stock Purchase Agreement, dated as of December 30, 2020, by and among the Company and the investors party thereto, which quotient was $17.7787, multiplied by (ii) the number of shares of Social Finance Series H Preferred Stock held by such Series H Holder as of immediately prior to the Closing.

The following table summarizes the Series H Preferred Stock purchased by certain Selling Securityholders:

Stockholder	Shares of Social Finance Series H Preferred Stock	Total Purchase Price
QIA FIG Holding LLC(1)	24,529,401	$200,000,005
SoftBank Group Capital Limited(2)	4,273,652	34,845,138
Entities affiliated with Silver Lake(3)	1,864,234	15,199,995
Anthony Noto(4)	45,163	400,014
__________________
(1)    QIA FIG Holding LLC became a beneficial owner of more than 5% of our outstanding capital stock as a result of its participation in this issuance. Ahmed Al-Hammadi, one of our directors, is the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority.
(2)    SoftBank Group Capital Limited beneficially owns more than 5% of the outstanding capital stock of SoFi. Michel Combes, a former director, is a President of SoftBank Group International, and Carlos Medeiros, a former director, is an Investment Director at SoftBank Group International.
(3)    Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, one of our directors, is Vice Chairman of Silver Lake.
(4)    Anthony Noto is our Chief Executive Officer and one of our directors.
The following table summarizes the SoFi Series 1 Redeemable Preferred Stock purchased by certain Selling Securityholders:

Stockholder	Shares of SoFi Series 1 Preferred Stock	Total Purchase Price
QIA FIG Holding LLC(1)	3,000,000	$300,000,000
Entities affiliated with Silver Lake(2)	228,000	22,800,000
Anthony Noto(3)	6,000	600,000
__________________
(1)    QIA FIG Holding LLC beneficially owned more than 5% of our outstanding capital stock. Ahmed Al-Hammadi, one of our directors, is the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority.
(2)    Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, one of our directors, is Vice Chairman of Silver Lake.
(3)    Anthony Noto is our Chief Executive Officer and one of our directors.
On May 29, 2019, in connection with the Social Finance Series H Preferred Stock and Social Finance Series 1 Preferred Stock issuances, Social Finance also issued 12,170,990 Series H Warrants. Upon issuance, Social Finance allocated $22.3 million of the $539.0 million of proceeds received from the Series H Preferred Stock and Series 1 Redeemable Preferred Stock issuances to the Series H Warrants (which was reduced by $2.4 million of direct costs), with such valuation determined using the Black-Scholes Model, in order to establish an initial fair value for the Series H Warrants.
In connection with the Business Combination, the Series H Warrants converted into warrants to purchase our common stock.
The following table summarizes the SoFi Series H Warrants issued to certain Selling Securityholders:

Stockholder	Number of Series H Warrants
QIA FIG Holding LLC(1)	11,290,344
Entities affiliated with Silver Lake(2)	858,065
Anthony Noto(3)	22,581
__________________
(1)    QIA FIG Holding LLC beneficially owned more than 5% of our outstanding capital stock. Ahmed Al-Hammadi, one of our directors, is the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority.
(2)    Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, one of our directors, is Vice Chairman of Silver Lake.
(3)    Anthony Noto is our Chief Executive Officer and one of our directors.
2020 Tender Offer
In May 2020 Social Finance undertook a tender offer pursuant to which Social Finance offered to exchange certain unvested options to purchase shares of Social Finance common stock for unvested RSUs covering shares of Social Finance common stock at an exchange ratio equal to the applicable Black-Scholes valuation for the relevant stock option, divided by 13. An aggregate of 4,089,704 stock options were tendered pursuant to the tender offer in exchange for 1,276,830 RSUs representing 1,276,830 shares of Social Finance common stock.

Pre-Business Combination Related Party Transactions of SCH
Founder Shares
In July 2020, the Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. In September 2020, SCH effected a share capitalization resulting in Sponsor holding an aggregate of 18,687,500 founder shares. Subsequent to the share capitalization, in September 2020, the Sponsor transferred 100,000 founder shares to Jay Parikh (an independent director of SCH). In October 2020, SCH effected a share capitalization resulting in SCH’s initial shareholders holding an aggregate of 20,125,000 founder shares, resulting in an effective purchase price per founder share of approximately $0.001.
These founder shares are identical to the SCH Class A ordinary shares included in the units sold in the SCH initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination (as defined in the Cayman Constitutional Documents), (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Founder Shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by October 14, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if SCH fails to complete a business combination by October 14, 2022, (iv) the founder shares are automatically convertible into SCH Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 20,125,000 founder shares converted automatically into 20,025,000 shares of our common stock.
Private Placement Warrants
Simultaneously with the consummation of the SCH initial public offering, the Sponsor purchased 8,000,000 warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $2.00 per warrant, or $16.0 million in the aggregate, in a private placement. Each private placement warrant entitled the holder to purchase one SCH Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of SCH. In connection with the Business Combination, upon the Domestication, each of the 8,000,000 private placement warrants automatically converted into a warrant to acquire one share of our common stock.
The private placement warrants were identical to the warrants included in the units sold in the SCH initial public offering except that the private placement warrants: (i) were not redeemable by SCH, (ii) were exercisable for cash or on a cashless basis so long as they were held by the Sponsor or any of its permitted transferees and (iii) were entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers agreed not to transfer, assign or sell any of the private placement warrants, including the shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing.
The warrants became exercisable on October 14, 2021. Pursuant to the terms of the warrants, at that date, the Company could redeem the outstanding warrants, in whole, upon a minimum 30 days’ prior written notice (the “Redemption Period”) at a redemption price of $0.10 per warrant if (i) the last sales price (the “Reference Value”) of our common stock equaled or exceeded $10.00 per share on each of twenty trading days within any thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given and (ii) if the Reference Value was less than $18.00 per share, the private placement warrants were also concurrently called for redemption on the same terms as the outstanding public warrants. In the event that the Reference Value was less than $18.00 per share, payment upon exercise of the warrants could be made either (i) in cash, at an exercise price of $11.50 per share of common stock, or (ii) on a “cashless basis” in which the exercising holder would receive a number of shares of common stock to be determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the volume weighted average price (the “Redemption Fair Market Value”) of the common stock during the 10 trading days immediately following the date on which the notice of redemption was sent to holders of warrants.
On November 4, 2021, we announced that we would redeem all warrants that remained outstanding at 5:00 p.m. New York City time on December 6, 2021 (the “Redemption Date”) for a redemption price of $0.10 per warrant. The warrants were exercisable by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable shares of common stock underlying such warrants. Warrant holders were entitled to exercise their outstanding warrants on a “cashless” basis at a Redemption Fair Market Value of $22.38 entitling warrant holders to receive 0.361 shares of common stock per warrant. Any warrants that remained unexercised on the Redemption Date were void and no longer exercisable, and the holders of those warrants received the redemption price of $0.10 per warrant. In connection with the redemption, the warrants ceased trading on the Nasdaq and were delisted, with the trading halt announced after close of market on December 6, 2021.
Registration Rights
The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any SCH Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) were entitled to registration rights pursuant to a registration rights agreement signed October 8, 2020 requiring SCH to register such securities for resale (in the case of the founder shares, only after conversion to SCH Class A ordinary shares). The holders of these securities were entitled to make up to three demands, excluding short form demands, that SCH register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of SCH’s initial business combination and rights to require SCH to register for resale such securities pursuant to Rule 415 under the Securities Act. SCH will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement was amended and restated. For additional information, see the section above titled “Amended and Restated Registration Rights Agreement.”
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors subscribed for shares of SoFi Technologies common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors funded $275,000,000 of the PIPE Investment, for which they received 27,500,000 shares of SoFi Technologies common stock. Specifically, (i) ChaChaCha SPAC 5, LLC subscribed for 13,100,000 shares of our common stock, (ii) Hedosophia Group Limited, Longsutton Limited and Hedosophia Public Investment Group Limited subscribed for an aggregate of 13,100,000 shares of our common stock, of which certain shares were subsequently assigned to affiliates of Hedosophia Group Limited, (iii) The Steven Trieu Living Trust dtd 4.3.12 subscribed for 240,000 shares of our common stock, and (iv) individuals affiliated with the Sponsor subscribed for the remaining 1,060,000 shares of our common stock.
The PIPE Investment was consummated concurrently with the Closing.
Related Party Note and Advances
On July 16, 2020, SCH issued an unsecured promissory note to the Sponsor, pursuant to which SCH borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the IPO. This note was amended and restated on September 17, 2020 solely to increase the amount that could be borrowed to an aggregate principal amount of $400,000. The borrowings outstanding under the note in the amount of $400,000 were repaid upon the consummation of the IPO on October 14, 2020. In addition, in 2021, the Sponsor paid for certain costs on behalf of the Company. The advances were non-interest bearing and due on demand.
On January 11, 2021, SCH issued a promissory note to Sponsor (the "Promissory Note"), pursuant to which SCH could borrow up to an aggregate principal amount of $2,500,000 and SCH drew down under the Promissory Note in 2021. The Promissory Note was non-interest bearing and payable on the earlier of (i) October 14, 2022 and (ii) the completion of the Business Combination.
Administrative Services Agreement
SCH entered into an agreement whereby, commencing on October 9, 2020 through the earlier of the consummation of a business combination or SCH’s liquidation, SCH would pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the period from July 10, 2020 (inception) through December 31, 2020, SCH incurred $25,000 in fees for these services.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary and we urge you to read the Certificate of Incorporation, Bylaws and the form of Amended and Restated Series H Preferred Stock Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information” and “Incorporation by Reference.”
Authorized Capitalization
General
The total amount of authorized capital stock of SoFi Technologies consists of 3,000,000,000 shares of voting common stock, par value $0.0001 per share, 100,000,000 shares of non-voting common stock, par value of $0.0001 per share, 100,000,000 shares of preferred stock, par value $0.0001 per share and 100,000,000 shares of redeemable preferred stock, par value $0.0000025 per share. As of June 30, 2022, we had 922,103,100 shares of SoFi Technologies voting common stock outstanding and approximately 3,234,000 shares of SoFi Technologies Series 1 Preferred Stock outstanding.
Preferred Stock
Our Board of Directors has authority to issue shares of SoFi Technologies’ preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of SoFi Technologies preferred stock could have the effect of decreasing the trading price of SoFi Technologies common stock, restricting dividends on SoFi Technologies capital stock, diluting the voting power of SoFi Technologies common stock, impairing the liquidation rights of SoFi Technologies capital stock, or delaying or preventing a change in control of SoFi Technologies.
Redeemable Preferred Stock
The Board of Directors has authority to issue shares of SoFi Technologies’ redeemable preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of SoFi Technologies preferred stock could have the effect of decreasing the trading price of SoFi Technologies common stock, restricting dividends on SoFi Technologies capital stock, diluting the voting power of SoFi Technologies common stock, impairing the liquidation rights of SoFi Technologies capital stock, or delaying or preventing a change in control of SoFi Technologies.
Pursuant to the Certificate of Incorporation, the shares of SoFi Technologies Series 1 Preferred Stock rank senior to all classes of SoFi Technologies common stock and existing and future series or classes of capital stock the terms of which do not expressly provide that it ranks senior to or pari passu with the SoFi Technologies Series 1 Preferred Stock, on parity with future series or classes of capital stock, the terms of which expressly provide that it ranks pari passu with the SoFi Technologies Series 1 Preferred Stock, and junior to all existing and future indebtedness of SoFi Technologies and any future series or class of capital stock the terms of which expressly provide that it ranks senior to the SoFi Technologies Series 1 Preferred Stock. The shares of SoFi Technologies Series 1 Preferred Stock are not convertible into any other securities of SoFi Technologies.
The SoFi Technologies Series 1 Preferred Stock has no stated maturity and will not be subject to any sinking fund or, except upon exercise of any put right as further described below, mandatory redemption. The SoFi Technologies Series 1 Preferred Stock is redeemable at SoFi Technologies’ option as follows: SoFi Technologies may at any time, but no more than three times, at its option, redeem the SoFi Technologies Series 1 Preferred Stock, in whole or in part (subject to a minimum redemption amount as more fully described in the Certificate of Incorporation), including, in some cases, subject to the payment of a redemption premium.
Holders of the SoFi Technologies Series 1 Preferred Stock have put rights pursuant to which they may require SoFi Technologies to purchase for cash some or all of the shares of the SoFi Technologies Series 1 Preferred Stock under certain circumstances, including in connection with a change of control, if a dividend default occurs and if a covenant default occurs and is not cured within the allowed time.
Common Stock
SoFi Technologies common stock is not entitled to preemptive or other similar subscription rights to purchase any of SoFi Technologies securities. SoFi Technologies common stock is neither convertible nor redeemable.

Voting Rights
Each holder of SoFi Technologies voting common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Each holder of the SoFi Technologies Series 1 Preferred Stock is entitled to vote on each matter submitted to a vote of holders of SoFi Technologies common stock and is entitled to one vote for each share of SoFi Technologies Series 1 Preferred Stock. The holders of voting common stock and SoFi Technologies Series 1 Preferred Stock vote together as a single class on all matters submitted to a vote of stockholders.
So long as any shares of SoFi Technologies Series 1 Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of SoFi Technologies Series 1 Preferred Stock is required for SoFi Technologies to amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws in a manner that materially adversely affects the holders of the SoFi Technologies Series 1 Preferred Stock.
Upon the occurrence of a dividend default, subject to certain conditions, the size of the Board of Directors will be increased by one, and Holders of the SoFi Technologies Series 1 Preferred Stock have the right to appoint a director to fill the vacancy, which director will serve until certain conditions relating to payment of the cumulative dividends are met.
Dividend Rights
Each holder of shares of SoFi Technologies capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board of Directors from time to time out of the assets of SoFi Technologies or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of SoFi Technologies preferred stock, if any, and any contractual limitations on the ability of SoFi Technologies to declare and pay dividends.
The holders of SoFi Technologies Series 1 Preferred Stock are entitled to receive cumulative cash dividends at a fixed rate equal to 12.5% per annum prior to declaration or payment of any dividend (other than dividends payable in shares of capital stock junior to the SoFi Technologies Series 1 Preferred Stock) on any such more junior shares of capital stock. Such dividends will accumulate and compound (if applicable) regardless of whether SoFi Technologies has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. On the fifth anniversary of May 29, 2019 and annually thereafter, the dividend rate will reset to a new fixed rate equal to six-month LIBOR as in effect on the second London banking day prior to such date plus a spread of 9.9399% per annum.
Other Rights
Each holder of SoFi Technologies common stock is subject to, and may be adversely affected by, the rights of the holders of the SoFi Technologies Series 1 Preferred Stock and any series of SoFi Technologies preferred stock that SoFi Technologies may designate and issue in the future.
Liquidation Rights
If SoFi Technologies is involved in voluntary or involuntary liquidation, dissolution or winding up of the affairs of SoFi Technologies, or a similar event, each holder of SoFi Technologies common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of SoFi Technologies preferred stock and redeemable preferred stock, if any, then outstanding.
SoFi Warrants
Each SoFi warrant entitles the holder thereof to purchase one share of SoFi Technologies common stock at a price of $8.86 per share (subject to certain adjustments) at any time prior to the expiration of the warrant. The SoFi warrants expire at 5:00 p.m., New York time on May 19, 2024, the five-year anniversary of the original issue date of the warrants to acquire Social Finance Series H preferred stock. SoFi Technologies is required to provide the holders of SoFi warrants at least 30 days’ notice and the opportunity to exercise such warrants prior to the expiration of the warrants.
Holders may elect to exercise the warrants on a cashless basis. Upon such a cashless exercise, SoFi Technologies would issue a number of shares of SoFi Technologies common stock equal to the quotient obtained by dividing (x) (i) the number of shares of SoFi Technologies common stock underlying the warrants being exercised multiplied by (ii) the difference between the fair market value of one share of SoFi Technologies common stock and the exercise price of the warrants, by (y) the fair market value of one share of SoFi Technologies common stock. For these purposes, fair market value means the fair market value as determined by the SoFi Technologies Board of Directors or, if SoFi Technologies common stock is traded on a national securities exchange or other trading market, the closing price or last sale price of a share of SoFi Technologies common stock reported for the business day immediately prior to the date on which applicable exercise notice is delivered.
The exercise price and amount and kind of property into which the SoFi warrants are exercisable are subject to adjustment upon the occurrence of a stock split, reverse stock split, dividend of common stock or common stock equivalent or recapitalizations or similar transaction with respect to SoFi Technologies common stock. If SoFi Technologies declares a distribution on SoFi Technologies common stock payable in cash, indebtedness, securities, assets or options or rights for which no other adjustment is provided by the terms of the SoFi warrants, holders of SoFi warrants are entitled to receive, upon exercise of the SoFi warrant, the number and kind of securities and assets (including cash dividends) that such holders would have received had such holders been record holders of the SoFi Technologies common stock issuable pursuant to the SoFi warrants as of the record date for such distribution.
No fractional shares of SoFi Technologies common stock will be issued upon the exercise of a SoFi warrant. In lieu of a fractional share, the number of shares of SoFi Technologies common stock will be rounded down to the nearest whole share, and SoFi Technologies will pay the exercising holder an amount in cash equal to the fair market value of such fractional share on the date of exercise, as determined in good faith by the SoFi Technologies Board of Directors.
Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of SoFi Technologies. SoFi Technologies expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of SoFi Technologies to first negotiate with the Board of Directors, which SoFi Technologies believes may result in an improvement of the terms of any such acquisition in favor of SoFi Stockholders. However, they also give the Board of Directors the power to discourage mergers that some stockholders may favor.
Board Composition and Filling Vacancies
The Certificate of Incorporation provides that directors may be removed with or without cause by the affirmative vote of a majority of the holders of the shares then entitled to vote at an election of directors. Any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an increase in the size of the Board of Directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, subject to the rights granted to certain stockholders under the Shareholders’ Rights Agreement. The treatment of vacancies has the effect of making it more difficult for stockholders to change the composition of our Board of Directors.
Special Meetings of Stockholders
The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board of Directors, (b) the Board of Directors or (c) the Chief Executive Officer of SoFi Technologies, provided that such special meeting may be postponed, rescheduled or canceled by the Board of Directors or other person calling the meeting. The Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.
Action by Written Consent
The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Advance Notice Requirements
The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of SoFi Technologies’ stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary of SoFi Technologies prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of SoFi Technologies not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws
Any amendment of the Certificate of Incorporation must first be approved by a majority of the Board of Directors, and if required by law or the Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and certificate of incorporation must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, and not less than 66 2/3% of the outstanding shares of each class entitled to vote thereon as a class. The Bylaws may be amended or repealed by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors, except that the amendment of the provisions relating to special meetings, voting, advance notice, consents in lieu of meetings, powers, number and qualification of directors, advance notice for nomination of directors, indemnification, exclusive forum and amendments must be approved by the affirmative vote of not less than 66 2/3% 66 2/3% of the voting power of all outstanding shares entitled to vote generally in the election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the Board of Directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the merger transaction is approved by the Board of Directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that SoFi Technologies will indemnify its directors to the fullest extent authorized or permitted by applicable law. SoFi Technologies has entered into agreements to indemnify its directors, executive officers and other employees as determined by the Board of Directors. Under the Bylaws, SoFi Technologies is required to indemnify each of SoFi Technologies’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of SoFi Technologies or was serving at the request of SoFi Technologies as a director, officer, employee or agent for another entity. SoFi Technologies must indemnify its officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of SoFi Technologies, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require SoFi Technologies to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by SoFi Technologies. Any claims for indemnification by SoFi Technologies’ directors and officers may reduce SoFi Technologies’ available funds to satisfy successful third-party claims against SoFi Technologies and may reduce the amount of money available to SoFi Technologies.
Corporate Opportunity Waiver
The Certificate of Incorporation provides that SoFi Technologies acknowledges that, among other things, to the fullest extent permitted by applicable law, Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors and their affiliates and director nominees (a) may engage in business that compete with SoFi Technologies without any obligation to offer SoFi Technologies or any holder of SoFi Technologies capital stock the opportunity to participate therein and (b) have not duty to communicate or present to SoFi Technologies or any holder of SoFi Technologies capital stock any potential transaction or matter that may be a corporate opportunity for SoFi Technologies and shall have no liability to SoFi Technologies by reason of the fact that such person pursues or acquires the opportunity for itself or directs the opportunity to another person other than SoFi Technologies; provided, that the foregoing do not apply to any potential transaction or matter that may be a corporate or other business opportunity of SoFi Technologies that is presented in writing to a director nominee of SCH, the SoftBank Investors, the Silver Lake Investors, the QIA Investors or the Red Crow Investors expressly in such director nominee’s capacity as a director or employee of SoFi Technologies (and not in any other capacity).

Exclusive Jurisdiction of Certain Actions
The Bylaws provide that, to the fullest extent permitted by law, and unless SoFi Technologies consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of SoFi Technologies, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of SoFi Technologies to SoFi Technologies or SoFi Technologies stockholders, (iii) any action asserting a claim against SoFi Technologies or any current or former director or officer or other employee of SoFi Technologies arising pursuant to any provision of the DGCL or the Bylaws or Certificate of Incorporation (as either may be amended from time to time), (iv) any action asserting a claim related to or involving SoFi Technologies that is governed by the internal affairs doctrine, and (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to actions or claims arising under the Exchange Act. The Bylaws also provide that, unless SoFi Technologies consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, shall be the United States Federal District Courts. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; SoFi Technologies stockholders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.
These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of SoFi Technologies, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against SoFi Technologies, a court could find the choice of forum provisions contained in the Bylaws to be inapplicable or unenforceable in such action.
Transfer Agent
The transfer agent for SoFi Technologies common stock is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as SoFi Technologies was required to file reports) preceding the sale.
Persons who have beneficially owned restricted our common stock shares or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of our common stock then outstanding; or
•the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SCH has completed SCH’s initial business combination.
Following the consummation of the Business Combination, SoFi Technologies is no longer a shell company, and, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of common stock, shares of Series 1 preferred stock or warrants, which we refer to collectively as the securities, or interests in the securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their securities or interests in the securities on any stock exchange, market or trading facility on which the securities are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of the securities or their interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings on a firm commitment or best efforts basis;
•block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions or transfers to their members, partners or shareholders;
•short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•through agents;
•through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share or warrant;
•by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our ordinary shares; and
•a combination of any such methods of sale or any other method permitted pursuant to applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some portion or all of the securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the securities or interests in the securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell the securities short and deliver the securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the securities, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of such securities less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. The Selling Securityholders also may in the future resell securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests in the securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholders is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, the securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.
Our common stock is listed on Nasdaq under the symbol “SOFI”.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

Under the Registration Rights Agreement and the Series 1 Registration Rights Agreement, the Subscription Agreements and that certain Lock-Up Agreement, dated as of February 19, 2022, by and among SoFi Technologies and the shareholders of Technisys party thereto (the “Technisys Lock-up Agreement”), we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities to which this prospectus relates, including liabilities under the Securities Act, and to contribute to payments that certain of the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until the later of such time as all the securities covered by the Registration Rights Agreement or the Series 1 Registration Rights Agreement have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding, the later of (i) 2 years from the date of effectiveness of this registration statement and (ii) the later of such time as all the securities covered by the applicable Subscription Agreements are (A) no longer held by the applicable PIPE Investor and (B) sold without restriction under Rule 144, subject to certain exceptions. We have also agreed pursuant to the Technisys Lock-Up Agreement and subject to certain exceptions, to use commercially reasonable efforts to keep this registration statement effective with respect to the securities covered by the Technisys Lock-Up Agreement until the earliest of (1) the date the Selling Securityholders party thereto cease to hold any of the securities covered thereby and (2) the date all such securities may be sold without restriction under Rule 144 of the Securities Act. Under certain of the agreements described above, we have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. Under certain of the agreements described above, the Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
Selling Securityholders may use this prospectus in connection with resales of the securities. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of the securities and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the securities.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable securities pursuant to the distribution through a registration statement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus, which we expect to be $50,000.

LEGAL MATTERS
Goodwin Procter LLP, New York, New York and Robert S. Lavet, General Counsel and Secretary of SoFi, have passed upon the validity of the securities of SoFi Technologies offered by this prospectus and certain other legal matters related to this prospectus. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement.
EXPERTS
The financial statements of SoFi Technologies, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Information” at www.sofi.com. The information contained on, or otherwise accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus.
INCORPORATION BY REFERENCE
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:
•our Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 1, 2022, as amended by Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on May 2, 2022;
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022;
•our Current Reports on Form 8-K filed with the SEC on January 19, 2022, February 2, 2022, February 24, 2022, March 3, 2022, April 6, 2022 and July 14, 2022; and
•the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on May 28, 2021, as updated by the description of our common stock set forth in Exhibit 4.5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 1, 2022, together with any amendment or report filed with the SEC for the purpose of updating such description.
We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: SoFi Technologies, Inc., 234 1st Street, San Francisco, California 94105, telephone (855) 456-7634. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants in connection with this prospectus.

SEC registration fee	*
Accounting fees and expenses	$20,000
Legal fees and expenses	30,000
Financial printing and miscellaneous expenses	—
Total	$50,000
__________________
*Previously paid.
Item 15. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 16. Exhibits and Financial Statement Schedules.
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
The following exhibits are filed herewith, or were previously filed and are hereby incorporated by reference.

Exhibit No.	Description	Form	File Number	Date of Filing	Exhibit Number Reference

2.1+	Agreement and Plan of Merger, dated as of January 7, 2021, by and among Social Capital Hedosophia Holdings Corp. V, Plutus Merger Sub Inc. and Social Finance, Inc.	S-4	333-252009	January 11, 2021	2.1
2.2	First Amendment to Agreement and Plan of Merger, dated as of March 16, 2021, by and among Social Capital Hedosophia Holdings Corp. V, Plutus Merger Sub Inc. and Social Finance, Inc.	8-K	001-39606	March 16, 2021	2.1
2.3	Agreement and Plan of Merger and Reorganization, dated as of April 6, 2020, by and among Social Finance, Inc., SFI Acquisition Co., Inc., SFI Financial Technologies LLC, and Shareholder Representative Services LLC	S-1	333-257092	June 22, 2021	2.3
2.4+	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2022, by and among SoFi Technologies, Inc., Technisys S.A., Atom New Delaware, Inc., Atom Merger Sub Corporation and Fortis Advisors LLC, as representative	8-K	001-39606	February 24, 2022	2.1
4.1	Certificate of Incorporation of SoFi Technologies, Inc.	8-K	001-39606	June 4, 2021	3.1
4.2	By-Laws of SoFi Technologies, Inc.	8-K	001-39606	June 4, 2021	3.2
4.3	Specimen Common Stock Certificate of SoFi Technologies, Inc.	S-4/A	333-252009	February 10, 2021	4.6
4.4	Form of Amended and Restated Warrant to Purchase Stock, by and among SoFi Technologies, Inc., Social Finance, Inc. and the Investor named therein	S-4	333-252009	January 11, 2021	4.5
4.5	Indenture, dated as of October 4, 2021, between SoFi Technologies, Inc. and U.S. Bank National Association, as Trustee	8-K	001-39606	October 4, 2021	4.1
4.6	Form of Note representing the 0.00% Convertible Senior Notes due 2026 (included as Exhibit A)	8-K	001-39606	October 4, 2021	4.2
5.1*	Opinion of Goodwin Procter LLP
5.2*	Opinion of Robert Lavet, General Counsel and Secretary of the Registrant
23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney	S-1	333-257092	June 14, 2021	Included on signature page
24.2	Power of Attorney	S-1	333-263277	March 4, 2022	Included on signature page
107*	Filing Fee Table
__________________
*Filed herewith.
+       Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
†Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)that, for the purpose of determining liability under the Securities Act to any purchaser:
(a) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering being made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(d)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 15, 2022.

SOFI TECHNOLOGIES, INC.

By:	/s/ Christopher Lapointe
	Name:	Christopher Lapointe
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on July 15, 2022.

Signatures	Title

/s/ Anthony Noto	Chief Executive Officer and Director Principal Executive Officer and Director
Anthony Noto

/s/ Christopher Lapointe	Chief Financial Officer Principal Financial Officer and Principal Accounting Officer
Christopher Lapointe

/s/ Tom Hutton	Chairman of the Board of Directors
Tom Hutton

*	Vice Chairman of the Board of Directors
Steven Freiberg

*	Director
Ahmed Al-Hammadi

*	Director
Ruzwana Bashir

*	Director
Michael Bingle

*	Director
Richard Costolo

*	Director
Clara Liang

*	Director
Harvey Schwartz

*	Director
Magdalena Yeşil

*By:	/s/ Christopher Lapointe
Christopher Lapointe
Attorney-in-Fact